Exhibit(s)(ii)

PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(2)
(To Prospectus dated ___________, 2021)	Registration Statement No. 333-

Shares

Clough Global Equity Fund

Common Shares of Beneficial Interest

The Fund is offering for sale __________ shares of its common shares. The Fund’s common shares are traded on the NYSE American LLC (the “NYSE American”) under the symbol “GLQ”. The last reported sale price for its common shares on ________, _________ was $________ per share.

You should review the information set forth under “Risk Factors and Special Considerations” in the accompanying Prospectus before investing in the Fund’s common shares.

	Per Share	Total(1)
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us	$	$

(1)	The aggregate expenses of the offering are estimated to be $__________, which represents approximately $__________ per share.

[The underwriters may also purchase up to an additional __________ common shares from the Fund at the public offering price, less underwriting discounts and commissions, to cover over-allotments, if any, within 45 days after the date of this Prospectus Supplement. If the over-allotment option is exercised in full, the total proceeds, before expenses, to the Fund would be $__________ and the total underwriting discounts and commissions would be $__________. The common shares will be ready for delivery on or about __________, __________.]

You should read this Prospectus Supplement and the accompanying Prospectus before deciding whether to invest in the Fund’s common shares and retain it for future reference. The Prospectus Supplement and the accompanying Prospectus contain important information about us. Material that has been incorporated by reference and other information about the Fund can be obtained from calling (877) 256-8445 (toll-free) or from the Securities and Exchange Commission’s (“SEC”) website (http://www.sec.gov).

Neither the SEC nor any state securities commission has approved or disapproved these securities or determined if this Prospectus Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

__________,

You should rely only on the information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The Fund has not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The Fund is not making an offer to sell these securities in any jurisdiction in which the offer or sale is not permitted.

In this Prospectus Supplement and in the accompanying Prospectus, unless otherwise indicated, “Fund” refers to Clough Global Equity Fund. This Prospectus Supplement also includes trademarks owned by other persons.

TABLE OF CONTENTS

Prospectus Supplement

TABLE OF FEES AND EXPENSES	4
USE OF PROCEEDS	5
PRICE RANGE OF COMMON SHARES	5
PLAN OF DISTRIBUTION	6
LEGAL MATTERS	6

TABLE OF FEES AND EXPENSES

The following tables are intended to assist you in understanding the various costs and expenses directly or indirectly associated with investing in the Fund’s common shares as a percentage of net assets attributable to common shares. Amounts are for the current fiscal year after giving effect to anticipated net proceeds of the offering, assuming that the Fund incurs the estimated offering expenses, including preferred share offering expenses.

Shareholder Transaction Expenses

Sales Load (as a percentage of offering price)	[ ]%
Offering Expenses Borne by the Fund (as a percentage of offering price)	[ ]%
Dividend Reinvestment Plan Fees	None(1)

Percentage of Net Assets Attributable to Common Shares
Annual Expenses
Management Fees	%(2)
Interest on Borrowed Funds	None(3)
Other Expenses	%(4)
Total Annual Fund Operating Expenses	%
Dividends on Preferred Shares	%
Total Annual Expenses and Dividends on Preferred Shares	%(2)

(1)	Shareholders participating in the Fund’s Automatic Dividend Reinvestment Plan do not incur any additional fees. However, shareholders participating in the Voluntary Cash Purchase Plan that elect to make additional cash purchases under the Voluntary Cash Purchase Plan would pay a $0.75 per share fee, plus a pro rata share of the brokerage commissions.

(2)	The Investment Adviser’s fee is an annual rate of 1.00% of the Fund’s average weekly net assets. The value of the Fund’s average weekly net assets shall be deemed to be the average weekly value of the Fund’s total assets minus the sum of the Fund’s liabilities (such liabilities do not include the aggregate liquidation preference of any outstanding preferred shares and accumulated dividends, if any, on those shares and the outstanding principal amount of any debt securities the proceeds of which were used for investment purposes, plus accrued and unpaid interest thereon). Consequently, if the Fund has preferred shares outstanding, the investment management fees and other expenses as a percentage of net assets attributable to common shares may be higher than if the Fund does not utilize a leveraged capital structure.

(3)	The Fund has no current intention of borrowing from a lender or issuing notes.

(4)	“Other Expenses” are based on estimated amounts for the current year assuming completion of the proposed issuances.

Example

The following example illustrates the expenses you would pay on a $1,000 investment in common shares, assuming a 5% annual portfolio total return.*

	1 Year	3 Years	5 Years	10 Years
Total Expenses Incurred

*	The example should not be considered a representation of future expenses. The example assumes that the amounts set forth in the Annual Expenses table are accurate and that all distributions are reinvested at net asset value. Actual expenses may be greater or less than those assumed. Moreover, the Fund’s actual rate of return may be greater or less than the hypothetical 5% return shown in the example.

USE OF PROCEEDS

The Fund estimates the total net proceeds of the offering to be $__________ based on the public offering price of $__________ per share and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The Fund will invest the net proceeds of any offering in accordance with the Fund’s investment objectives and policies, and may use a portion of such proceeds, depending on market conditions, for other general corporate purposes. The Investment Adviser anticipates that the investment of the proceeds will be made in accordance with the Fund’s investment objectives and policies as appropriate investment opportunities are identified, which is expected to substantially be completed within [three months]; however, changes in market conditions could result in the Fund’s anticipated investment period extending to as long as [six months]. This could occur because market conditions could result in Clough delaying the investment of proceeds if it believes the margin of risk in making additional investments is not favorable in light of its value-oriented investment strategy. See “Investment Objectives and Policies— Investment Methodology of the Fund” in the Prospectus. Pending such investment, the proceeds of the offering will be held in high quality short term debt securities and instruments.

PRICE RANGE OF COMMON SHARES

The following table sets forth for the quarters indicated, the high and low sale prices on the NYSE American per share of the Fund’s common shares and the net asset value and the premium or discount from net asset value per share at which the common shares were trading, expressed as a percentage of net asset value, at each of the high and low sale prices provided.

	Market Price		Corresponding Net Asset Value (“NAV”) Per Share		Corresponding Premium or Discount as a % of NAV
Quarter Ended	High	Low	High	Low	High	Low
March 31, 2018	$[ ]	$[ ]	$[ ]	$[ ]	$[ ]	$[ ]
June 30, 2018	$[ ]	$[ ]	$[ ]	$[ ]	$[ ]	$[ ]
September 30, 2018	$[ ]	$[ ]	$[ ]	$[ ]	$[ ]	$[ ]
December 31, 2018	$[ ]	$[ ]	$[ ]	$[ ]	$[ ]	$[ ]
March 31, 2019	$[ ]	$[ ]	$[ ]	$[ ]	$[ ]	$[ ]
June 30, 2019	$[ ]	$[ ]	$[ ]	$[ ]	$[ ]	$[ ]
September 30, 2019	$[ ]	$[ ]	$[ ]	$[ ]	$[ ]	$[ ]
December 31, 2019	$[ ]	$[ ]	$[ ]	$[ ]	$[ ]	$[ ]
March 31, 2020	$[ ]	$[ ]	$[ ]	$[ ]	$[ ]	$[ ]
June 30, 2020	$[ ]	$[ ]	$[ ]	$[ ]	$[ ]	$[ ]

	Market Price		Corresponding Net Asset Value (“NAV”) Per Share		Corresponding Premium or Discount as a % of NAV
Quarter Ended	High	Low	High	Low	High	Low
September 30, 2020	$[ ]	$[ ]	$[ ]	$[ ]	$[ ]	$[ ]
December 31, 2020

The last reported price for the Fund’s common shares on [   ], was $[   ] per share. As of [   ], the net asset value per share of the Fund’s common shares was $[   ]. Accordingly, the Fund’s common shares traded at a discount to net asset value of [   ]% on [   ].

PLAN OF DISTRIBUTION

[To be provided.]

LEGAL MATTERS

Certain legal matters will be passed on by K&L Gates LLP, counsel to the Fund in connection with the offering of the common shares.

Clough Global Equity Fund

Common Shares

PROSPECTUS SUPPLEMENT

__________, 2021